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                                                                     EXHIBIT 2.4



                            ASSET PURCHASE AGREEMENT

            AGREEMENT made as of this 4th day of February, 1999 between DIGIWEB, INC., a Delaware corporation with a principal place of business at 4716 Pontiac Street, Suite 306, College Park, MD 20740 (the "Company"), YI WEN CHUNG, residing at 10103 Baltimore Avenue, #2202, College Park, MD 20740 ("Chung") and DIANE X. CHEN, residing at 17721 Meadow Vista Way, Gaithersburg, MD 20877 (collectively, "Shareholders"), and DIGIWEB, INC., a Maryland corporation, having an office at 215 First Street, Cambridge, Massachusetts 02142 ("Buyer").

                              W I T N E S S E T H :

            WHEREAS, the Company desires to sell and the Buyer desires to purchase on the date hereof (the "Closing Date") the Internet Web hosting and related businesses of the Company as a going concern (the "Business") consisting of the Purchased Assets (hereinafter defined), and the Assumed Liabilities (as hereinafter defined), for a purchase price determined as set forth in Exhibit A (the "Purchase Price") and for the assumption of the Assumed Liabilities;

            WHEREAS, the Shareholders join in the execution of this Agreement as the sole Shareholders, directors and officers of the Company and are familiar with the material aspects of operations of the business of the Company, including, without limitation, the Business.

            NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                    ARTICLE I

                               PURCHASE AND SALE;
                         REPRESENTATIONS AND WARRANTIES

            SECTION 1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Company hereby sells, assigns and transfers to the Buyer and the Buyer hereby purchases and acquires from the Company, all of the right, title and interest of the Company in and to the Purchased Assets for the Purchase Price set forth herein.

            SECTION 2. REPRESENTATIONS OF THE COMPANY AND SHAREHOLDERS. The following
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agreements, representations and warranties are made by the Company and the
Shareholders, jointly and severally, to the Buyer.

            (A) Organizational Matters; No Conflict. The Company is duly formed, organized, and is a validly existing corporation in good standing under the laws of the state of its incorporation, maintains offices only at the sites listed on Exhibit A and has no other operations other than from those sites; is qualified or authorized to transact business and is in good standing in each other jurisdiction in which it is doing business, except where failure to be qualified or be in good standing would not have a material adverse effect on the business of the Company; and has the requisite power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and by the Shareholders will not
(i) to the best knowledge of the Company and the Shareholders after due inquiry, conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order or the Company's Articles or Certificate of Incorporation, By-laws or any other organizational or governing documents of the Company, (ii) conflict with or constitute a default under any agreement or contract by which the Company or the Shareholders is bound or (iii) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by all corporate action on the part of the Company. The Shareholders are all the beneficial and/or record owners of the issued and outstanding shares of capital stock of the Company and the Shareholders own the number of shares of such stock set forth opposite his or her name on Exhibit A. Also set forth on Exhibit A is the total number and type of authorized shares and outstanding shares of capital stock of the Company. Set forth on Exhibit B is a list of officers and directors of the Company, all trade names used by the Company and all jurisdictions in which the Company is doing business. This Agreement and the consummation of the transactions contemplated hereby have been approved by the Shareholders (if required by its By-Laws or applicable law) and by the board of directors of the Company, and the authorized officers of the Company named on Exhibit A are jointly and severally authorized and empowered by the Company to execute and deliver this Agreement in the name and on behalf of the Company.

            (B) Purchased Assets. (i) All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined), whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements (excluding Business Agreements with Customers and excluding reseller agreements). Attached hereto as Exhibit C-1 are true and correct copies of the only forms of agreements which have been entered into between the Company and its Customers concerning the Business (collectively the "Form Customer Agreements"). All Customers have either entered into a written Form Customer Agreement with the Company or an oral agreement with the Company on the same terms and conditions as the terms and conditions as set forth in the Form Customer Agreements. Annexed as Exhibit C-2 is a list of all written Business


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Agreements between the Company and others (excluding Customers), and vendors or service providers, or which relate to any strategic partnerships, reselling arrangements or joint ventures between the Company and others, concerning the Business, copies of which (except for reseller agreements) have been provided to Buyer prior to Closing. Also annexed as Exhibit C-2 are true and correct copies of the only forms of reseller agreements between the Company and its resellers (collectively, the "Form Reseller Agreements"). All resellers have entered into a written Form Reseller Agreement on substantially similar terms and conditions as the terms and conditions as set forth in the Form Reseller Agreement. The Company represents that other than oral agreements with some of its Customers, it has no oral Business Agreements which are material individually or in the aggregate. Listed on Exhibit C-3 is a description of each and every real estate, equipment and personal property lease (collectively, the "Leases") to which the Company is a party and which relates to the Business. The Leases are also included within the definition of Business Agreements as said term is used herein. Neither the Company nor any other party, is in default under any Business Agreement in any material respect whether individually or in the aggregate, and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on Exhibit C-4. Each Business Agreement is in full force and effect. The Company has the right to assign the Business Agreements and the Company has obtained all required consents to the assignment and transfer thereof, except as set forth on Exhibit C-5. The Company is not the owner or lessee of any motor vehicles which are used in the Business except as set forth on Exhibit C-3. The Company does not own or lease any interest in any real property, or lease any equipment used in the Business, except as expressly stated on Exhibit C-3.

            (ii) All of the tangible assets of the Company used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines, telephones and telephone systems, parts and accessories, telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses presently utilized by the Company in the Business and all right, title and interest of the Company in Internet domain addresses of third parties which are presently "parked" or located on servers used by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit E is a true and correct list or description of the material Tangible Assets. As of the Closing Date, except as provided on Exhibit E-1, each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

            (iii) All patents, trademarks, trade names (including, but not limited to, those trade names listed on Exhibit B), service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, all Web sites and all computer programs, data bases and software documentation owned or used by the Company in the Business, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". Attached hereto as Exhibit F is a true and correct copy of all of the Intellectual Property. Such exhibit also indicates which of such items have been patented or registered or are in the process of application for same. To the best of its knowledge, the Company has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it and to the knowledge of the Company, is not infringing on the rights of any third parties to Intellectual


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Property used, but not owned by, the Company. Included among the Intellectual
Property, among other things, are all trade names utilized by the Company in the Business, including those trade names listed on Exhibit B. On the Closing Date, the Company will deliver to Buyer a Certificate of Amendment of the Company's Articles or Certificate of Incorporation ("Certificate of Amendment") changing its corporate name so as to delete the word "Digiweb" and will cause the same to be duly filed with the Secretary of State's Office for the State of its incorporation within ten (10) days from the Closing Date. Promptly after such filing, the Company will deliver proof of said filing to Buyer. Also attached to Exhibit F is a true and complete list of all software licensed by the Company and used in operating and maintaining the Business (collectively, the "Licensed Software"). The Company has valid and fully-paid licenses for all of the Licensed Software, except as set forth on Exhibit F-1. Included among the Intellectual Property, among other things, are all trade names utilized by the Company in the Business, including, but not limited to, those trade names listed on Exhibit B. On the Closing Date, the Company will deliver to Buyer written proof in form and substance reasonably satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B and further, at the Closing, the Company will deliver to the Buyer, for filing with the applicable governmental or quasi-governmental offices, any required instruments to terminate any previously filed assumed name or similar certificates regarding such trade names.

            (iv) The Company represents that a true and complete copy of the Company's customer list relating to the Business as of the Closing Date (the "Customer List") is in the Company's file cabinet and/or is maintained in the Company's database on the Company's servers, all of which is included in the Purchased Assets and is being acquired by Buyer hereunder. The Customer List includes, in the case of each customer, the name of the customer, its billing and domain addresses, identity and contact information of each relevant contact person, a statement of the monthly or annual (as indicated) service charges relating to such customer and the Company's files regarding such customer. All customers of the Company relating to the Business, including without limitation, those customers included on the Customer List, shall be referred to herein as the "Customers."

            (v) [INTENTIONALLY OMITTED]

            (vi) As used herein, the term "Purchased Assets" shall be defined as all classes of assets of the Company as shown on the Company's certified financial statement as of December 31, 1998 (annexed as Exhibit H) including, without limitation, the Business Agreements, the Tangible Assets, the Intellectual Property, the Customer List, the Customers, together with the good will and business opportunities of the Company as it relates to the Business, the Software Licenses, and all other assets of the Company used in connection with the operation of the Business, wherever located, tangible or intangible, including without limitation, all data files, books and records regarding or relating to the foregoing, whether in electronic, paper or other form of media and all rights the Company may have under any insurance policies relating to the Purchased Assets regarding policies which are assigned to the Buyer at Closing (but excluding claims arising prior to Closing), excluding, however, Excluded Assets (as defined below). The Purchased Assets are not subject to (i) any lien or encumbrance of any character


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whatsoever except as set forth on Exhibit M or (ii) any adverse claims by any third parties. At the Closing upon consummation of the transactions contemplated by this Agreement, Buyer will receive good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances of any character whatsoever. The Purchased Assets include all rights, properties, interests and assets used by Company and/or necessary to permit Buyer to carry on the Business as presently conducted by the Company except for Excluded Assets.

            (vii) The Company and the Shareholders reasonably expect that the business represented by the Business Agreements will continue after the date hereof. Neither the Company nor the Shareholders have any knowledge that any Customers, other than those listed on Exhibit G-1, intend to terminate or reduce the amount of business they presently do with the Company, and they have no knowledge of any state of facts which would lead them to believe that any of the Customers will terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company, except for a reduction in business resulting from the devaluation of the Brazilian currency prior to the Closing Date. Notwithstanding the foregoing, the Company and Chung, jointly and severally, agree to indemnify the Buyer in an amount, if any, equal to three times the difference between the "1999 Annualized Gross Revenue" of the Buyer and $2,750,000. "1999 Annualized Gross Revenue" of the Buyer shall mean the gross revenue, after adjusting for deferred revenue, of the Buyer for the 11 months beginning February 1, 1999 and ending December 31, 1999, divided by 11 and multiplied by 12. This indemnification obligation shall be in accordance with the following terms:

            (a) The indemnification recourse by Buyer shall be solely limited to the value of 150,000 shares of the Common Stock, hereafter defined (referred to herein as the "Escrowed Stock"), but not to exceed $1,000,000 in any event.

            (b) The Escrowed Stock shall be delivered to the escrow agent listed on Exhibit A (the "Escrow Agent") to be held in escrow in accordance with the terms of a separate escrow agreement to be entered into between the parties (the "Revenue Shortfall Escrow Agreement") on or prior to the Closing which shall include, among other things, the terms and conditions set forth in subparagraphs (c) through (d) below.

            (c) In the event of any claim for indemnification by Buyer, Buyer shall provide the Company with a notice of claim and a schedule detailing the calculation of the Claim Amount, accompanied by reasonable supporting documentation therefore prepared in accordance with GAAP to the extent applicable. The notice of claim shall be submitted by Buyer to the Company no later than January 31, 2000 for any claim hereunder. The Company will then have thirty (30) days from receipt of the notice of claim of Buyer to respond. If the Company disputes such calculations of the Claim Amount, the Company shall, within said thirty (30) day period, advise Buyer in writing and submit supporting


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            documentation of its position. If the Company fails to respond and submit such required supporting documentation within said thirty
            (30) day period, then Buyer's submitted Claim Amount shall be deemed accepted by the Company and shall be binding, final and conclusive.

            (d) Any amount due to be paid to Buyer hereunder as a Claim Amount shall be paid by the Escrow Agent out of the Escrowed Stock in the number of shares thereof equal to amount of the Claim Amount as ultimately determined divided by the then per share fair market value of the Escrowed Stock. If the value of the Escrowed Stock is less than One Million ($1,000,000) Dollars and is insufficient to pay the Claim Amount, the Company and Chung, jointly and severally, shall pay to Buyer the difference between the value of the Escrowed Stock and the lesser of (i) the Claim Amount and (ii) One Million ($1,000,000) Dollars.


            (viii) Excluded Assets. The Company is not selling and Purchaser is not buying or acquiring hereunder the following items ("Excluded Assets") which, notwithstanding anything to the contrary contained herein, are not included in the defined term "Purchased Assets": (a) All cash and cash equivalents; (b) the Company's corporate minute and stock books, tax returns and other records having to do solely with the Company's organization and/or capitalization; (c) any rights to any of the Company's claims for any federal, state or local tax refunds; (d) any rights which accrue or will accrue to the Company under this Agreement or the transactions contemplated hereby; (e) all assets, if any, listed on Exhibit L hereto; and (f) accounts receivable of the Company.

            (C) Financial Statements. The Company has delivered to the Buyer copies of the Company's audited financial statements for the last two fiscal years of the Company ended December 31, 1998 and 1997, respectively. Attached hereto as Exhibit H is a certified audited balance sheet and profit and loss statement for the fiscal year ended December 31,1998 which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company with respect to the Business. All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of such statements, have been prepared in accordance with generally accepted accounting principles meeting the requirements for submission to the Securities and Exchange Commission and have been audited and certified by an accounting firm qualified for such submission. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. The Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully accrued or reserved against in the Company's financial statements in accordance with generally accepted accounting principles except obligations to perform after December 31, 1998, under open sales contracts, supply contracts, purchase orders and other commitments, incurred in the ordinary course of business and set forth in the Business Agreements, and except for obligations reasonably incurred in connection with this Agreement and the consummation of the transactions


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contemplated hereby. Except as set forth on Exhibit I the Company has no bad debts as of the Closing Date. Since the last day of the Company's last fiscal year, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since December 31, 1998, the Company has had no loss in net monthly recurring revenue from the Business except as incurred as a result of the Brazilian currency devaluation which the Company represents is approximately $10,000 for the month of January 1999. Between December 31, 1998 and the Closing Date, the Company and the Shareholders warrant and represent that they have not withdrawn, sold, assigned or transferred any assets of the Company (other than cash), except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company.

            (D) Assumed Liabilities. The Buyer shall not be liable for and is not assuming any liabilities of the Company whatsoever, whether related or unrelated to the Purchased Assets, or whether arising under the Business Agreements or otherwise, unless specifically listed on Exhibit J hereto (the "Assumed Liabilities"). The Company and the Shareholders understand and agree that the Buyer is not assuming any liabilities of the Shareholders whatsoever. The Company has no outstanding loans of any kind and none of the Company's obligations have been guaranteed by any other person or entity.

            (E) Existing Employment Arrangements. Except as set forth on Exhibit K the Company has no employment agreements, labor or collective bargaining agreements or employee benefit or welfare plans. All vacation pay, if any, due to employees of the Company has been fully paid by the Company. No employees of the Company are entitled to any sick pay. The Company has no retirement plans. There are no pending or, to the knowledge of the Company, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years, except as set forth on Exhibit K. Also set forth on Exhibit K is a true and complete list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, residence address, title, job description and salary information concerning each employee.

            (F) Claims, Litigation, Disclosure. To the best of their knowledge, after due inquiry, there is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or the Shareholders' knowledge, threatened against the Company or any of the Shareholders, with respect to the Business or any of the Purchased Assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does the Company nor the Shareholders know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation. To the best of their knowledge, the Order issued by the United States District Court for the Northern District of Ohio, Eastern Division, in the case of Nettis Environmental Ltd. v. IWI, Inc., et al., Case No. 1:98CV 2549, has been fully complied with as it relates to the Company.


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            (G) Taxes. Except as specifically set forth on Exhibit I (the "Tax
Liabilities"), the Company has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due for all such taxes arising from or in connection with the operations of the business of the Company prior to the Closing. For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use, employment and withholding taxes). On or before the Closing, the Company shall pay off and satisfy any of the Tax Liabilities which are then due and payable or payable for the period ending on the Closing Date whether or not then due, and provide Buyer with evidence thereof in form satisfactory to Buyer and its counsel. The Company is not a party to any tax sharing agreement.

            (H) No Other Agreements to Sell Assets or Business. Neither the Company nor the Shareholders are not a party to any existing agreement which obligates the Company or the Shareholders to sell to any other person or firm the Purchased Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

            (I) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company or the Shareholders have made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement or the transactions contemplated is the party or parties listed in item 6 on Exhibit A, if any, and the Company and the Shareholders shall be solely responsible for any finder's fee, brokerage commissions or similar payment which may be due to such party or parties, which payment shall be made on or about the time of Closing.

            (J) Environmental Compliance. (i) To the best of their knowledge, neither the Company nor any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

                  (ii) Neither the Company nor the Shareholders have received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

                  (iii) To the best of their knowledge: (A) No portion of the property of the Company has been used by any person for the generation, handling, processing, treatment,


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
storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                  (iv) To the best of their knowledge, the execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

            For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. Sec. 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Sec. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Sec. 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

            (K) Year 2000. Except as set forth on Exhibit J-1, all information technology included in the Purchased Assets including, without limitation, in all products and services (i) provided by the Business, whether to third parties or for internal use or (ii) to the best of the Company's knowledge after reasonable investigation, used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Purchased Assets do not include any obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

            (L) Licenses and Compliance with Laws. The Company holds no material governmental or regulatory licenses, permits, consents or approvals in connection with the Business, and, to the best of the Company's and its shareholders' knowledge, after due inquiry, the Company is in compliance with all material laws and regulations applicable to the Business.

            (M) Common Stock. The Company acknowledges that it has received and


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reviewed the Confidential Memorandum dated March 12, 1998, as amended through
January 31, 1999 (the "Offering") describing the offering by Parent of up to 4,800,000 shares of its common stock, $.01 par value ("Common Stock"), to persons or entities who sell Web hosting businesses to Parent or its affiliates. The Company understands that the Common Stock to be issued by parent to the Company hereunder as part of the Purchase Price shall be subject to the terms of the Offering, including without limitation, that the Common Stock will be issued subject to a Right of First Refusal Agreement, the form of which is annexed as an exhibit to the Offering.

            (N) True and Complete. No representation or warranty made by Company or the Shareholders in this Agreement, nor any statement, certificate or exhibit furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor the Shareholders have failed to disclose to Buyer any pending developments or circumstances of which any of them are aware which are reasonably likely to have a material adverse effect on the Company or the Business.

            SECTION 3. REPRESENTATIONS OF THE BUYER AND THE PARENT. Buyer and Parent represent and warrant to the Company as follows.

            (A) Corporate Matters; No Conflict. Buyer is a wholly owned subsidiary of Sage Networks, Inc. ("Parent"). Each of the Buyer and Parent is duly incorporated, validly existing and in good standing under the laws of the State of Maryland and Delaware, respectively, is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Buyer or Parent, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by the Buyer and Parent, respectively, will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Buyer's or the Parent's respective Certificate of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Buyer or Parent is bound or (c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Buyer of this Agreement has been authorized and approved by all requisite corporate action on the part of the Buyer.

            (B) Authorization of Common Stock. The issuance and delivery by Parent of the Common Stock has been authorized and approved by all requisite corporate action on the part of Parent. Upon issuance and delivery to the Company or its designee(s) in accordance with the first paragraph of this Agreement, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

            (C) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Buyer or Parent have made contact or had dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement or the transactions contemplated hereunder is the party or parties listed in item 7 on Exhibit A, if any, and the Buyer and Parent shall be solely responsible for any finder's fee, brokerage commissions or similar payment which may be due to such party or parties, which payment shall be made on or about the time of Closing.

            (D) Stock Ownership; Title; and Status. (i) Parent has as of the date hereof, good and marketable title to the Common Stock, free and clear of all claims, liens and encumbrances, except that the Common Stock is subject to the terms of the Articles of Incorporation of the Parent, the Offering and the Right of First Refusal Agreement referenced in Article III Section 2(Q) hereof. The Parent has full legal right, power and authority to sell, assign and transfer the Common Stock to the Company.

            (E) Claims, Litigation, Disclosure. To the best of the knowledge of the Buyer and Parent, after due inquiry, there is no claim, litigation, tax audit, proceeding or investigation pending or, to the Buyer's or Parent's knowledge, threatened against the Buyer or Parent, nor does the Buyer or Parent know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

            (F) True and Complete. No representation or warranty made by Buyer or Parent in this Agreement, nor any statement, certificate or exhibit furnished by or on behalf of Buyer or Parent pursuant to this Agreement, nor any document or certificate delivered to the Company pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Buyer nor Parent have failed to disclose to the Company any pending developments or circumstances of which any of them are aware which are reasonably likely to have a material adverse effect on the Buyer or Parent.

            (G) Registration Rights. Parent has not issued any registration rights or "piggy-back" registration rights to any sellers of businesses acquired by Parent to whom its common stock, issued under the Offering, was given as partial or full consideration for such acquisition.



                                   ARTICLE II.

                        CERTAIN COVENANTS OF THE PARTIES

                  SECTION 1. NON-COMPETITION; NON-SOLICITATION.

             (A) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither the Company nor any of the Shareholders shall, directly or indirectly, engage in any capacity in any Internet Web hosting business in any state in the United States or throughout the world which is similar to and/or in competition with the Business or the business of Buyer or Parent or their respective affiliates.

            (B) The Company and the Shareholders understand that pursuant to this Agreement they have received confidential and proprietary information of Buyer and Parent, including, without limitation, information contained in the Offering and other trade secrets. Neither the Company nor the Shareholders, nor any of its officers, directors, employees, agents or contractors who received or learned of such confidential and proprietary information shall at any time, either before or after the Closing Date, disclose to any third party any such confidential or proprietary information of Buyer or make use of any of such information except in evaluating whether to enter into this Agreement. In connection with such evaluation, the Company and the Shareholders may disclose such proprietary information to their legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein.

            (C) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither the Company, nor any of the Shareholders, unless acting with the express written consent of the Buyer or Parent, will, directly or indirectly, interfere with, solicit or endeavor to entice away:

                  (i) any person who was an employee, subcontractor or consultant of the Company, the Buyer, the Parent or any of their affiliates during the twelve months immediately preceding the date of such solicitation, interference or endeavor,

                  (ii) with respect to any Internet Web hosting business similar to or in competition with the Business in which the Company, Buyer, Parent, or any of their affiliates is or has been engaged on or after the date of this Agreement (and in the case of Chung only, and during the "Agreement Term" as defined in his Employment Agreement with Buyer), any person or entity who was or is a customer or client of the Company or of the Buyer or of the Parent, or their respective affiliates, or any person or entity who requested or received a proposal from Buyer, Parent or the Company, or their respective affiliates.


            THE COMPANY AND THE SHAREHOLDERS, AND EACH OF THEM, EXPRESSLY ACKNOWLEDGES, UNDERSTANDS AND AGREES (i) THAT REMEDIES AT LAW FOR ANY BREACH OF THIS ARTICLE II, SECTION 1 WILL BE INADEQUATE, (ii) THAT THE DAMAGES RESULTING FROM SUCH BREACH ARE NOT READILY SUSCEPTIBLE TO MEASUREMENT IN MONETARY TERMS AND (iii) THAT BUYER AND/OR PARENT SHALL BE ENTITLED TO IMMEDIATE INJUNCTIVE RELIEF AND MAY OBTAIN TEMPORARY AND PERMANENT ORDERS RESTRAINING ANY THREATENED OR FURTHER BREACH OF THIS ARTICLE II, SECTION 1 BY THE COMPANY AND/OR THE SHAREHOLDERS. THE COMPANY AND THE SHAREHOLDERS HAVE BEEN ADVISED BY THEIR RESPECTIVE COUNSEL WITH RESPECT TO THE MEANING AND EFFECT OF THIS ARTICLE II,
SECTION 1.


            SECTION 2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

            (A) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with
Article II, Section 2 below with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date eighteen (18) months following the Closing Date (except in the case of representations contained in Paragraphs (B)(vi), (G), (I) and (J) of Article I,
Section 2 hereof, which must be made within six (6) months following the expiration of the applicable statute of limitations).

            (B) The Company and the Shareholders, jointly and severally, hereby agree to indemnify and hold Buyer, Parent, and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Company and/or the Shareholders in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by the Company and/or the Shareholders, or any of them, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, including without limitation, the Employment Agreement to be entered into at the Closing between Chung and Parent, (iii) the Business conducted by the Company prior to the Closing Date and any actions or events associated therewith, (iv) any and all liabilities of the Company, other than the Assumed Liabilities, and (v) any failure by the Shareholders or the Company to comply with any provisions of the bulk sales or similar laws of any jurisdiction which are applicable to this Agreement or the transactions contemplated hereby.

            Notwithstanding the foregoing, neither Shareholder shall be responsible for more than his or her pro rata share of such liability based on their respective stock ownership of the Company as of the Closing as set forth on Exhibit A hereto. The obligations of the Company and the Shareholders pursuant to this Paragraph (B) of this Section shall be limited to an aggregate amount not in excess of the Purchase Price. Neither the Buyer nor the Parent shall make any claim hereunder unless and until the aggregate amount of such claim exceeds $25,000; provided, however, that if the aggregate amount of claims by the Buyer or the Parent exceeds $25,000, the obligations of the Company and Shareholders hereunder shall be with respect to the entire amount of such claims.

            (C) Buyer and Parent hereby agree to indemnify and hold the Company and the Shareholders harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Buyer and/or Parent in this Agreement, (ii) any breach in any material respect by Buyer and/or Parent, unless waived in writing by the Company, of any covenant or agreement of Buyer and/or Parent contained in or arising out of this Agreement, or (iii) the Business as conducted by Buyer and/or Parent, after the Closing Date.

            (D) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section

2, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Paragraphs (B) and
(C) of Article II, Section 2 hereof, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

            (E) On the Closing Date, one hundred twenty thousand (120,000) of the four hundred fifty thousand (450,000) shares of the Common Stock which is part of the Purchase Price (the "Escrowed Amount") shall be delivered to the escrow agent listed on Exhibit A (the "Escrow Agent") to be held in escrow in accordance with the terms of a separate escrow agreement to be entered into between the parties (the "Indemnity Escrow Agreement") on or prior to the Closing Date. The Escrowed Amount will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Company and the Shareholders, or any of them, to Buyer pursuant to the terms of Article II, Section 2, Paragraph (B) of this Agreement. Indemnity claims by Buyer pursuant to said Paragraph (B) shall be satisfied first by the reduction of the Escrowed Amount until the termination of the Indemnity Escrow Agreement and thereafter by the Company and the Shareholders, jointly and severally. The Escrowed Amount does not constitute a limit on the liability of the Company and the Shareholders to Buyer hereunder, it being understood and agreed that the Company and each of the Shareholders, shall remain jointly and severally liable to satisfy the amount of such claims which exceed the Escrowed Amount. The Escrowed Amount shall be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement which shall be agreed upon and entered into by the Escrow Agent, the Company, the Shareholders and Buyer on or before the Closing Date. Among other things, the Indemnity Escrow Agreement will provide that on March 31, 2000, the Escrow Agent shall deliver to the Company or its designee the Common Stock then being held by the Escrow Agent, if any, as has not previously been applied pursuant to the terms of said Indemnity Escrow Agreement, unless an indemnification claim by Buyer against the Company and/or the Shareholders is then pending.


            SECTION 3. AUDIT FEES. If, as and when the Closing occurs, Buyer will pay 50% of the accounting fees incurred by the Company in obtaining the audited financial statements described in Article I, Section 2(C), in excess of $40,000, inclusive of fees paid to Tai Sung, CPA and Urbach, Kahn & Worlin.

            SECTION 4. COMPLIANCE WITH '34 ACT. If, as and when Parent closes on an initial public offering of its common stock, Parent shall make all required filings under the Securities and Exchange Act of 1934 with respect to the Common Stock.


                                   ARTICLE III

                        CLOSING AND DELIVERIES AT CLOSING

            SECTION 1. CLOSING. The closing of the purchase and sale of the transaction contemplated herein shall take place on February 4, 1999 (the "Closing"), at the offices of Buyer's counsel, McCarthy, Fingar, Donovan, Drazen and Smith, L.L.P., located at 11 Martine Avenue, 12th Floor, White Plains, NY 10606-1934 at 10:00 a.m. The deliveries described in Section 2 and 3 of this
Article III will take place at the Closing.

            SECTION 2. DELIVERIES BY THE COMPANY AND THE SHAREHOLDERS. On the Closing Date, the Company and the Shareholders will deliver, or cause to be delivered, to the Buyer the following:

            (A) Such instruments of assignment, transfer and/or conveyance executed by the Company, and the Shareholder where applicable, as Buyer may reasonably request in order to assign, convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other charges, including, without limitation, a Bill of Sale.

            (B) Physical delivery of all Tangible Assets by making them available at the Sites listed on Exhibit A, together with any and all warranties, manuals, instructions, and other literature in the possession of the Company or the Shareholders relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies and others required to transfer the Company's telephone and facsimile numbers, e-mail addresses and domain addresses, used in the Business to Buyer and physical delivery of all books, files and records concerning the Purchased Assets.

            (C) Physical delivery of all original or certified copies of documentation concerning the Intellectual Property, including, without limitation, registrations and applications of any patents, trademarks or service marks, original artwork, data bases, computer programs and software.

            (D) The following corporate documentation:

                  (i) The Company's Articles or Certificate of Incorporation certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of the state of the Company's organization;

                  (ii) Good Standing Certificates as of date within thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                  (iii) The Company's By-Laws certified as of the Closing Date by the President or Secretary of the Company as being in full force and effect and unmodified; and

                  (iv) Corporate Resolutions of the Company's Board of Directors and the Shareholders (if required by the Company's By-Law's or applicable law), approving this Agreement and all the transactions contemplated hereby, certified by the President or Secretary of the Company as being in full force and effect and unmodified.

            (E) The legal opinions of counsel to the Company and the Shareholders, in a form acceptable to Buyer and its counsel.

            (F) Evidence in form satisfactory to Buyer and its counsel that the Tax Liabilities, if any, have been paid off and satisfied.

            (G) The Indemnity Escrow Agreement duly executed by the Company and the Revenue Shortfall Escrow Agreement executed by the Company and Chung.

            (H) A copy of the Certificate of Amendment duly executed by the President and Secretary of the Company which is to be filed in the Secretary of State's Office for the State of the Company's incorporation pursuant to Article I, Section 2, Paragraph (B) (iii) hereof.

            (I) Copies of written proof in form and substance satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B as required pursuant to Article I, Section 2, Paragraph (B) (iii) hereof.

            (J) The Company and the Shareholders shall use their reasonable best efforts to deliver, in a timely fashion after the Closing, a Non-Disclosure and Intellectual Property Agreement in a form to be provided by Buyer, executed by each employee of the Company who will be employed by Buyer or its affiliate after the Closing.

            (K) Notices of termination of all employees of the Company employed in connection with Business satisfactory to Buyer, which notices will be delivered to the employees at such time as Buyer determines which employees to retain.

            (L) An employment agreement between Chung and Buyer ("Employment Agreement") executed by Chung.

            (M) Assignment and Assumption of Lease for the site listed on Exhibit A.

            (N) Keys to all entrances and possession of the Site listed on Exhibit A.

            (O) Estoppel Certificate and Consent to Assignment concerning the Lease for the site listed on Exhibit A executed by Landlord and the Company.

            (P) A Subscription Agreement duly executed by the Company covering the issuance of the Common Stock (the "Subscription Agreement"), substantially in the form as annexed to the Offering.

            (Q) A Right of First Refusal Agreement duly executed by the Company limiting the right of the Company to transfer the Common Stock (the "Right of First Refusal Agreement"), substantially in the form as annexed to the Offering.

            (R) Such notice or notices as Buyer may reasonably request in order to notify the customers included on the Customer List that the Business has been sold to Buyer.

            (P) Consent to a press release in form satisfactory to the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

            (Q) Stock Power executed in blank by the Company for the shares of Common Stock to be held by the Escrow Agent.

            (R) Trademark Assignment executed by the Company.

            SECTION 3. DELIVERIES BY THE BUYER.

            On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Company and the Shareholder the following:

            (A) The Purchase Price by delivery of certificates for the four hundred fifty thousand (450,000) shares of Common Stock and Four Million Nine Hundred Eighty-four Thousand Five Hundred Sixteen Dollars ($4,984,516) as calculated on Exhibit A hereto, by cash, or certified or official bank check payable to the order of the Company, or by wire transfer of federal funds to the account of the Company, as the Company and Shareholder shall direct in writing on or before the Closing Date; provided, however, Buyer may, upon written agreement of all parties hereto, deduct from the cash portion of the Purchase Price and pay directly amounts due any creditor of the Company, including, without limitation, the Tax Liabilities (but excluding any amounts due for any of the Assumed Liabilities), in which event, evidence of such payment shall be presented at the Closing. Notwithstanding the foregoing, one hundred twenty thousand (120,000) of the four hundred fifty thousand (450,000) shares of Common Stock shall be delivered to the Escrow Agent to be held in accordance with the terms of the Indemnity Escrow Agreement, and one hundred fifty thousand (150,000) shares of Common Stock shall be delivered to the Escrow Agent to be held in accordance with the terms of the Revenue Shortfall Escrow Agreement.

            (B) Such instruments of assignment and assumption executed by the Buyer, as the parties hereto reasonably may determine necessary to effectuate the assignment to the Buyer of the Business Agreements and the assumption by Buyer of the Assumed Liabilities.

            (C) The Indemnity Escrow Agreement and the Revenue Shortfall Escrow Agreement, each duly executed by the Buyer and the Escrow Agent.

            (D) The Employment Agreement executed by Buyer.

            (E) Resolution of the Board of Directors of Buyer and Parent, authorizing the execution of this Agreement and other documents contemplated hereby and the transactions contemplated hereby.

            (F) Certificates issued by Parent to the Company or its designee, representing the Common Stock for that portion of the Purchase Price to be paid in Common Stock, which certificate shall be properly legended to reflect that the Common Stock represented thereby has not been registered under the Securities Act of 1933, as amended, and are subject to the terms of the Right of First Refusal Agreement.

            (G) The Right of First Refusal Agreement duly executed by Parent.

            (H) The Subscription Agreement duly executed by Parent.

            (I) Articles of Incorporation of Buyer and Parent, together with any amendments thereto through the Closing Date; copy of a Good Standing Certificate as of a date within sixty (60) days prior to Closing from the Secretary of State of Delaware; and a filing receipt from the Secretary of State of Maryland of Buyer, evidencing that Buyer was duly organized under the laws of the State of Maryland within thirty (30) days prior to the Closing.

            (J) The By-Laws of Buyer and Parent certified as of the Closing Date by their respective President or Secretary as being in full force and effect and unmodified.

            (K) Legal Opinion of Counsel to Buyer and Parent.


                                   ARTICLE IV

                          OBLIGATIONS FOLLOWING CLOSING

            SECTION 1. FURTHER COOPERATION. The Company and the Shareholders will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer, Parent or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets pursuant to this Agreement.

            SECTION 2. TRANSITION ASSISTANCE AND ADJUSTMENTS.

            (A) The Company shall reasonably cooperate and provide assistance to the Buyer as shall be reasonably appropriate during the transition of the Business and the Purchased Assets from the Company to the Buyer, or its successors and/or assigns, after the Closing Date. All assistance shall be made promptly when available after any request by Buyer.

            (B) Buyer and its successors and/or assigns shall have the right at any time and from time to time upon reasonable notice and during normal business hours to examine and make copies of all corporate books, records and other documents of the Company relating to the Business and generated prior to the Closing Date, which documents will be maintained by the Company and the Shareholders for a period of three (3) years after the Closing Date.

            (C) The Company and the Shareholders will reasonably cooperate with Buyer in notifying the customers included on the Customer List that the Business has been sold to Buyer, including, without limitation, executing any additional notices after the Closing which Buyer may reasonably request. Neither the Company nor the Shareholders will, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or vendors and other business associates of the Business, from maintaining the same business relationships with Buyer or its successors and/or assigns after the Closing Date as were maintained with the Company and/or the Shareholders with respect to the Business prior to the Closing Date.

            (D) Following the Closing, the Company and the Shareholders or any affiliate of the Company (as defined under federal securities laws), shall not use the name "Digiweb" or any confusingly similar name to said trade name in any trade or business, other than as an employee of Buyer or an affiliate of Buyer.

            (E) Following the Closing, the Buyer will collect the accounts receivable of the Company existing as of the Closing Date, and will remit all collections to the Company without deducting a fee. Notwithstanding the foregoing, if more than ordinary course of business efforts are required to collect any accounts receivable over 90 days, Buyer may, with the prior approval of the Company, expend such additional efforts and retain a fee equal to 25% of the collections on such accounts. The Company agrees not to contact any customers to whom the accounts receivable relate without the prior written consent of Buyer. During the first 60 days after the Closing, receivables collected with respect to a Customer shall first be applied to the Company's receivables for that Customer only to the extent the Company's receivables with respect to such Customer were less than 60 days old as of the Closing, next the balance of such amount collected from such Customer, if any, shall be retained by Buyer to be applied against receivables of such Customer arising after the Closing, and then the balance remaining, if an, will be delivered to the Company to be applied against any receivable of that Customer which was greater than 60 days old as of the Closing. All other receivables collected with respect to a Customer shall, to the extent the Buyer has receivables with respect to such Customer, first be applied against Buyer's receivables for that Customer and the balance of such amount collected, if any, shall be applied to the Company's outstanding receivables from such Customer.

            (F) If Buyer or Parent determine that any additional audited financial statements of the Company are required for any period prior to Closing, the Company and Shareholders shall reasonably cooperate and provide assistance in connection with the preparation and audits of such financial statements of the Company conducted by Buyer and/or Parent after the Closing, including, without limitation, making Company's internal accounting and auditing personnel, as well as its external accounting personnel, available to Buyer, its affiliate and/or its auditors upon request. The expense of any such audit shall be paid by Buyer.

            (G) Within thirty (30) days after the Closing Date, the parties will make a determination of (i) the actual Deferred Revenue on an accrual basis as at the Closing Date; and (ii) the Expenses allocable to periods prior to and subsequent to the Closing Date. An adjustment shall be made between the parties to the extent the Closing Date amount of the Deferred Revenue and Expenses is more or less than the respective actual amounts thereof computed after the Closing. The aforesaid adjustments shall be netted and the party owing the netted amount shall make payment to the other party of said amount within ten (10) days of such agreed upon calculation.


                                    ARTICLE V

                                  MISCELLANEOUS

            SECTION 1. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by the laws of the State of New York. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the Counties of New York and Westchester and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and/or the Shareholders, on the one hand, and the Buyer and/or Parent, on the other hand, and any transactions contemplated thereby.


            SECTION 2. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.


            SECTION 3. CONFIDENTIALITY. The Company and the Shareholders, on the one hand, and the Buyer and Parent, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or by order of a court of competent jurisdiction. Each party shall be liable for any breach by its respective employees, officers, directives, shareholders, agents and/or contractors of the provisions of this Section.


            SECTION 4. AMENDMENTS. This Agreement supersedes any prior contracts relating to the subject matter hereof between the Buyer, Parent, the Company and the Shareholders. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

            SECTION 5. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.


            SECTION 6. BENEFIT; ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Buyer may assign its rights, duties and obligations hereunder to Parent or an affiliate of Buyer or Parent without the Company's or the Shareholders' consent.


            SECTION 7. CONSTRUCTION. All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.


            SECTION 8. IMPUTED KNOWLEDGE. Anywhere in this Agreement where it refers to the "knowledge of" the Company, or words of similar import, the knowledge of any and all of the Shareholders shall be imputed to be the knowledge of the Company. Anywhere in this Agreement where it refers to the "knowledge of" the Buyer or the Parent, or words of similar import, the knowledge of Leonard J. Fassler and Francis J. Alfano shall be imputed to be the knowledge of the Buyer and the Parent, respectively.



            SECTION 9. NOTICE. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered mail, postage prepaid: if to the Company at its address set forth on the first page hereof, with a copy to Amy Mower, Esq., Cameron & Mittleman LLP, 56 Exchange Terrace, Providence, Rhode Island 02903, or at such other address as the Company or any of the Shareholders shall designate by notice to Buyer, and if to Buyer or Parent at 215 First Street, Cambridge, MA 02142, with a copy to Bruce S. Klein, General Counsel, Sage Networks, Inc., 11 Martine Avenue, 12th Floor, White Plains, NY 10606, or at such other address as it shall designate by notice to the Company and the Shareholders.

                      (SIGNATURES APPEAR ON FOLLOWING PAGE)

               [SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT BETWEEN DIGIWEB, INC. (A MARYLAND CORPORATION), AND DIGIWEB, INC. (A DELAWARE CORPORATION),
                          DATED AS OF FEBRUARY 4, 1999]



            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



                                 DIGIWEB, INC. (a MARYLAND CORPORATION)



                                 By:/s/Leonard J. Fassler
                                   _____________________________________
                                 Leonard J. Fassler, Chairman and Vice President

                                 SAGE NETWORKS, INC., only with respect to
                                   Article I, Sections 3 and Article II, Section 2(C) and Section 3

                                 By:/s/Leonard J. Fassler
                                   _____________________________________
                                     Leonard J. Fassler, Co-Chairman

                                 DIGIWEB, INC. (a DELAWARE CORPORATION)

                                 By: /s/Yi Wen Chung
                                   _____________________________________
                                   Yi Wen Chung, President

                                 SHAREHOLDERS:

                                 /s/ Yi Wen Chung
                                 _____________________________________
                                 Yi Wen Chung, Shareholder

                                 /s/ Diane X. Chen
                                 _________________________________________
                                 Diane X. Chen, Shareholder


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
DESCRIPTION OF EXHIBITS:

Exhibit A            -     Basic Provisions

Exhibit B            -     Officers; Directors; Trade Names; Jurisdictions

Exhibit C-1          -     Forms of Business Agreements with Customers

Exhibit C-2          -     Oral Business Agreements; Business Agreements with
                           Vendor/Service Providers, Resellers, Etc.

Exhibit C-3          -     Leases

Exhibit C-4          -     Claims or Disputes Under Business Agreements

Exhibit C-5          -     Consents to Transfer or Assign Not Obtained

Exhibit D            -     Accounts Receivable

Exhibit E            -     Tangible Assets

Exhibit E-1          -     Exceptions to Condition of Tangible Assets

Exhibit F            -     Intellectual Property

Exhibit F-1          -     Exceptions to valid and fully paid Licensed Software

Exhibit G            -     Customer List and Related Information

Exhibit G-1          -     Customer Terminations

Exhibit H            -     Financial Statements

Exhibit I            -     Bad Debts and Tax Liabilities of the Company

Exhibit J            -     Assumed Liabilities

Exhibit J-1          -     Year 2000 Issues

Exhibit K            -     Existing Employment Agreements, Labor or Collective
                           Bargaining Agreements, Employee Benefit or Welfare
                           Plans, Description of Employees

Exhibit L            -     Excluded Assets

Exhibit M            -     Liens; Encumbrances




In accordance with Item 601(b)(2) of Regulation S-K all exhibits other than Exhibit A have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                    EXHIBIT A
                                       TO
                            ASSET PURCHASE AGREEMENT
                                     BETWEEN
                            DIGIWEB, INC. (MARYLAND)
                                       AND
                            DIGIWEB, INC. (DELAWARE)


BASIC PROVISIONS

1. NAME OF BUYER:     Digiweb, Inc. (a Maryland Corporation)
2. NAME OF COMPANY:   Digiweb, Inc. (a Delaware Corporation)

     (a) NAMES, ADDRESSES AND STOCK OWNERSHIP OF SHAREHOLDERS OF COMPANY:

         Name                                   Number of Shares (Type)
         ----                                   -----------------------
         Yi Wen Chung                                     700
         Diane X. Chen                                    300
         Total Outstanding Shares                        1000

     (b) STATE OF INCORPORATION of COMPANY:     Delaware
     (c) AUTHORIZED OFFICERS of the COMPANY:    Yi Wen Chung, President
                                                DianeX. Chen, Secretary,
                                                Treasurer and Vice President

     (d) ADDRESS OF EACH SITE FROM WHICH THE COMPANY CONDUCTS THE BUSINESS:

                              4716 Pontiac Street, Suite 206, 304-306 College Park, MD 20740

3. RESIDENCE ADDRESSES of SHAREHOLDER:   Yi Wen Chung



                                         Diane X. Chen

PURCHASE PRICE:

Cash at Closing:  (i) $5,000,000; plus

                  (ii) $53,560.00, representing an amount paid by the Company prior to the Closing for the capital improvements listed on the schedule attached hereto which capital improvements are physically in the Site listed in item 2(d) above on this Exhibit A; plus

                  (iii) $14,307.00* for expense adjustments ("Expenses"); less

                  (iv) $66,351.00* representing the estimated amount for deferred revenue of the Company as of the Closing ("Deferred Revenue"); less

                  (v) $17,000 (Seller's contribution towards capital improvements).

                  *Subject to post-closing adjustment in accordance with Article IV, Section 2(G).

                             TOTAL CASH: $ 4,984,516

Stock at Closing: 450,000 shares of Common Stock

Ea Parent will pay to the Company an additional amount (the "Earn-Out Amount") if both (i) the calendar year 1999 audited sales revenue of the Business ("'99 Sales Revenue") is at least $250,000 higher than the 1998 sales revenue of the Business as stated on the Company's 1998 financial statement annexed hereto as Exhibit H ("'98 Sales Revenue") and (ii) if the calendar year 1999 earnings of the Business before interest, taxes, depreciation and amortization ("EBITDA") is greater than or equal to 30% of the '99 Sales Revenue. In the event both conditions set forth in clauses "(i)" and "(ii)" of the preceding sentence are satisfied, then the Earn-Out Amount will be $250,000 if the '99 Sales Revenue is at least $250,000 but less than $500,000 higher than the '98 Sales Revenue; the Earn-Out Amount will be $500,000 if the '99 Sales Revenue is at least $500,000 but less than $750,000 higher than the '98 Sales Revenue; the Earn-Out Amount will be $750,000 if the '99 Sales Revenue is at least $750,000 but less than $1,000,000 higher than the '98 Sales Revenue; and the Earn-Out Amount will be $1,000,000 if the '99 Sales Revenue is at least $1,000,000 higher than the '98 Sales Revenue. The Earn-Out Amount, if earned as provided above, will be paid to the Company within 30 days of Parent releasing its 1999 audited year-end financial statements. During the Earn-Out period (i.e, Closing Date through December 31, 1999), Buyer and/or Parent, or an affiliate of Buyer or Parent, shall operate the Business as a stand-alone entity, either as a division or wholly owned subsidiary of Parent, as Parent may determine in its sole discretion.

5. INTENTIONALLY OMITTED

6. COMPANY AND SHAREHOLDER'S BROKER: Daniels & Associates, L.P.

7. BUYER'S BROKER:                  AmTech Associates

8. ESCROW AGENT:                    McCarthy, Fingar, Donovan,
                                    Drazen & Smith, L.L.P.